EXHIBIT 99.1

ADMINISTRATIVE RESOLUTION AGREEMENT

Kindred Healthcare 2001 Ventas Leases, FYE 8/31/2001, PRRB Case No. 04-1925G

Kindred Healthcare 2002 Ventas Leases, FYE 8/31/2002, PRRB Case No. 04-1926G

Kindred Healthcare 2003 Ventas Leases, FYE 8/31/2003, PRRB Case No. 05-1524G

The parties in the above-pending cases, the providers whose parent organization is Kindred Healthcare, Inc. (“Providers”) and Mutual of Omaha Insurance Company (“Intermediary”), by and through the undersigned representatives hereby agree to resolve the following issue(s):

1.	Leases Rental Payments – The Intermediary hereby agrees to fully allow the lease rental costs under the Providers’ Amended and Restated Master Lease Agreements with Ventas Realty Limited Partnership (the “New Leases”). The Intermediary will reverse the Providers’ claims for the costs of ownership on its buildings, as claimed on the Providers’ cost reports for the fiscal years ending (“FYE”) 8/31/2001, 8/31/2002, and 8/31/2003. The protested amounts claimed by the Providers and adjustments by the Intermediary are identified on the Schedules of Providers.

2.	In exchange for the Intermediary’s agreement to allow the New Leases rental costs and reversal of the Providers’ claimed cost of ownership on its buildings, the Providers agree: (i) not to submit amended cost reports or request reopening of those cost reports to claim lease rental costs for cost reporting periods beginning on or after September 13, 1999 and ending on or before April 19, 2001; (ii) to withdraw PRRB Case No. 04-0205G (Kindred Healthcare – 2000 SNF Constructive Receipts); and (iii) to submit to the Intermediary certain requested documentation, identified at the mediation of these appeals, to verify the amounts and treatments of these lease rental costs on the general ledger and the Providers’ cost reports.

The Intermediary will implement this Administrative Resolution Agreement by issuance of revised NPRs within 180 days of the adoption of this resolution by the parties and the amounts due the Providers shall be paid within 30 days of the issuance of the revised NPRs. For providers in these group appeals who have not received an NPR as of today’s date, the Intermediary agrees that such NPRs will be issued in the normal course and may include adjustments for the lease rental costs claimed by the Providers; however, those adjustments will be reversed pursuant to this Administrative Resolution Agreement by issuance of revised NPRs within 180 days from the dates of the NPRs and the amounts due the Providers shall be paid within 30 days of the issuance of the revised NPRs.

Upon signing of this agreement, the Providers consider this to be a formal withdrawal of these cases before the PRRB. The Providers reserve the right to reinstate these cases and PRRB Case No. 04-0205G with the PRRB in the event that the Intermediary does not perform its obligations under this agreement.

The undersigned representatives of the parties hereby represent that they have the authority to enter into this Administrative Resolution Agreement on behalf of their respective parties.

For the Intermediary:		For the Provider:
Mutual of Omaha Insurance Company		Kindred Healthcare, Inc.

By:	/s/ Terry Gouger	By:	/s/ Thomas C. Fox
	Terry Gouger Appeals Supervisor		Thomas C. Fox, Esq. Reed Smith LLP Attorney for the Providers

Date June 21, 2005		Date 6/21/05